                  WRC Media, Inc.
[WRC MEDIA LOGO]  512 Seventh Avenue
                  23rd Floor
                  New York, NY  10018



CONTACT: Richard Nota
         WRC Media Inc.
         212-768-1150
         Fax 212-768-1887
         rnota@wrcmedia.com
         ------------------
         www.wrcmedia.com

For Immediate Release


          WRC MEDIA INC., A LEADING SUPPLEMENTARY EDUCATION PUBLISHER,
          -------------------------------------------------------------
              REPORTS FOURTH QUARTER AND YEAR-END RESULTS FOR 2001
              ----------------------------------------------------

New York, NY, February 25, 2002 - WRC Media reports fourth quarter results-consolidated fourth quarter revenues grow 14.8%.

WRC Media's consolidated revenue for the fourth quarter significantly increased by $9.0 million or 14.8% to $70.3 million versus $61.3 million for the same period in 2000. Consolidated core revenue excluding non-core business lines of hardware and Funk & Wagnalls Yearbooks (see footnotes (a) and (b) below) was up substantially over the same period of last year by $9.6 million or 16.0%. For the full year of 2001, WRC Media's consolidated revenue of $231.5 million exceeded prior year by 5.8% with consolidated core revenue up 8.2% compared to 2000.

Martin E. Kenney, Chief Executive Officer, commented, "Our results for the fourth quarter are particularly impressive in light of a marketplace that was impacted by an economic recession in the United States, the events of September 11th and more specifically, a generally turbulent educational publishing environment. I am also pleased with our overall performance for the full year of 2001, with solid growth in all of our core businesses- given that each of WRC Media's market segments were impacted by the economic slowdown." Kenney continued, "While there are numerous reasons for our solid performance, the key drivers-- I believe, are as follows:

         o Our strong, trusted brands--names such as Weekly Reader's publications and the World Almanac--have been built over the last 100+ years--and have universal name recognition and strong customer loyalty.

         o The quality of our products--our products are recognized among the richest source of learning materials and reference data in the world. All of our core businesses posted healthy revenue gains in 2001--and our overall EBITDA margin (excluding unrestricted subsidiaries) in 2001 improved from 23.3% to 24.3%; and

         o Our overall vision and strategic direction--we continue to make prudent investments in our core business--investing heavily in new textbooks and test development at AGS(R); launching new World Almanac and Weekly Reader library imprints; increasing research and implementing a product redesign as part of the 100th anniversary of Weekly Reader; and new comprehensive software releases at CompassLearning(TM), to name but a few.

We have also been investing in emerging channels of distribution for our products and services, but have done so at a tactical, measured pace. Our investment in Internet delivery solutions is scalable to market needs and leverages our existing content and infrastructure and, most importantly, is sensitive and responsive to market demand. I continue to believe that WRC is on the right track, and if we stay disciplined and focused on our strategic direction and continue to serve our customers well with quality products and strong brand names, WRC will continue to be a leading force in this market sector. While the current economic outlook is for a relatively slow recovery in the United States, we are looking forward to continued solid growth in both revenues and EBITDA in all of our core businesses in 2002."

Core revenue for the fourth quarter of 2001 increased $9.6 million, or 16.0%, to $69.8 million from $60.2 million for the same period in 2000.


  ($000)
                                                                                 Variance
                                                 Q4           Q4            ------------------
Net Revenue                                    2001          2000               $           %
-------------------------------------         -------        -------        ------      ------
Weekly Reader                                 $18,767        $17,627        $ 1,140       6.5%
AGS                                            11,517         10,394          1,123      10.8%
World Almanac                                  19,820         17,672          2,148      12.2%
Compass                                        19,322         14,510          4,812      33.2%
Child U                                           393              -            393        N/A
                                              -------        -------        -------     ------
W RC Media - Core revenue                      69,819         60,203          9,616      16.0%
Non-core revenues:
 Compass Hardware business (a)                    425            426             (1)     (0.2%)
 Funk & Wagnall's Yearbook sales (b)               94            666           (572)    (85.9%)
                                              -------        -------        -------     ------
WRC Media -Consolidate revenue                $70,338        $61,295        $ 9,043      14.8%
                                              =======        =======        =======     ======



(a) CompassLearning(TM)'s hardware business revenues are generally derived from reselling hardware to customers who request that CompassLearning(TM) provide a total solution package of software and hardware. In prior years, CompassLearning(TM) offered hardware to customers as a wholesaler of private label and other products. However, because of the less profitable nature of the hardware business compared to CompassLearning(TM)'s other businesses and to reduce the need for inventory and the risk of technological change rendering inventory obsolete, CompassLearning(TM) began discontinuing its wholesale hardware business in the mid 1990's. Currently, CompassLearning(TM) has arrangements with Apple, IBM, Compaq, Gateway, and Dell computers in order to accommodate requests by customers for complete hardware and software solutions.
(b) World Almanac is no longer soliciting new subscribers for its Yearbooks since the print edition of the Funk & Wagnalls Encyclopedia was discontinued. Accordingly, Funk & Wagnalls sales of Yearbooks are naturally declining year-over-year, as it is entirely dependent upon renewal orders from existing customers.

At AGS, sales increased $1.1 million, or 10.8%, to $11.5 million for the fourth quarter of 2001 from $10.4 million for the same period in 2000, primarily due to higher sales of curriculum products related to a new Florida textbook adoption and sales attributable to the recently completed Lindy acquisition. At Weekly Reader, sales of $18.8 million for the fourth quarter of 2001 were $1.1 million or 6.5% greater than the same period in 2000 primarily driven by sales through a new distribution channel. The Weekly Reader Book Club was sold exclusively for the first time on the QVC television network in one day in November 2001. Sales through QVC exceeded all expectations- with Weekly Reader selling more than $1.4 million in high quality books. At World Almanac Education Group, fourth quarter core revenue increased by $2.1 million, or 12.2%, to $19.8 million from $17.7 million for the same period in 2000, primarily driven by continued strength of The World Almanac edition, the Facts On File News Services (FOFNS) division and improvement in sales at it's Gareth Stevens division. Sales of The World Almanac books division in the fourth quarter were $4.7 million, which was $0.7 million or 17.5% greater than the same period in 2000. At FOFNS, the fourth quarter of 2001 revenue of $2.2 million was $0.4 million or 22.2% greater than the fourth quarter of 2000 driven by significant growth at the division's FACTS.com Internet news service. For the fourth quarter of 2001, revenue from World Almanac's FACTS.com website - the web authority of fully integrated, highly respected research and reference materials - grew an impressive 41.4% compared to the same period in 2000. For the full year of 2001, FACTS.com revenues of $3.6 million grew 89.5% from $1.9 million in 2000. In addition, sales of children's library books at World Almanac's Gareth Stevens division which were soft in the first half of 2001, grew to $5.4 million in the fourth quarter, representing a $0.7 million or 14.9% increase compared to the same period a year ago. For the full year of 2001, Gareth Stevens revenues grew by $1.0 million or 7.1% to $15.0 million from $14.0 million in 2000.

At CompassLearning(TM), total revenue significantly increased by $4.8 million, or 32.2%, to $19.7 million for the fourth quarter of 2001 from $14.9 million for the same period last year. Core revenue for the fourth quarter, excluding the planned attrition of hardware sales, increased $4.8 million, or 33.2%, to $19.3 million from $14.5 million for the same period in 2000. This growth was driven by sales of new software, which in the fourth quarter increased substantially by $3.1 million or 35.6% to $11.8 million from $8.7 million for the same period in 2000. Revenue from professional development services increased $1.5 million or 59.5% in fourth quarter compared to the same period a year ago. The growth in professional development revenues is directly attributable to the growth in new software sales.

WRC Media Inc.'s consolidated EBITDA (excluding unrestricted subsidiaries - see footnote 1 below) appreciably increased by $2.6 million or 14.9% to $19.9 million for the fourth quarter of 2001 from $ 17.3 million for the same period a year ago. This improvement in profitability was driven by the top line revenue growth discussed above.
------------------------------------------------------------------------------

WRC Media's consolidated revenue for the year ended December 31, 2001 of $231.5 million exceeded the prior year by 5.8%. Core revenue (excluding de-emphasized non-core business lines of hardware sales at CompassLearning and Funk & Wagnalls Yearbook sales at World Almanac) increased $17.1 million, or 8.2%, to $226.4 million from $209.3 million for the same period in 2000. Operating income before amortization expense rose to $50.8 million versus $47.4 million in 2000, a 7.2% increase.

Each of the WRC Media operating units posted year-over-year core revenue growth. See charts below:




  ($000)
                                                                                             Variance
                                                                                        --------------------
Net Revenue                                                2001          2000              $            %
----------------------------------------------           --------       --------        -------      -------
Weekly Reader                                            $ 47,328       $ 45,736       $  1,592        3.5%
AGS                                                        56,824         53,972          2,852        5.3%
World Almanac                                              55,446         51,719          3,727        7.2%
Compass                                                    66,011         57,863          8,148       14.1%
Child U                                                       810              -            810         N/A
                                                         --------       --------       --------      ------

WRC Media - Core revenue                                  226,419        209,290         17,129        8.2%
Non-core revenues:
 Compass Hardware business                                  2,483          6,165         (3,682)     (59.7%)
 World Almanac's Funk & Wagnall's
   Encyclopedia business                                    2,567          3,392           (825)     (24.3%)
                                                         --------       --------       --------      ------
WRC Media - WRC Media - Consolidated revenue             $231,469       $218,847       $ 12,622        5.8%
                                                         ========       ========       ========      ======


CompassLearning(TM)- Update:
---------------------------

The biggest gain in core revenue took place at WRC's CompassLearning(TM) unit. CompassLearning(TM) core revenues were $8.1 million or 14.1% greater than the same period in the prior year primarily as a result of $7.4 million or 22.8% increase in new software revenue.



($000)                                                                    Variance
CompassLearning                                                   -----------------------
Net Revenue                             2001          2000          $                %
------------------------------        -------       -------       -------        --------
Software                              $39,918       $32,509       $ 7,409          22.8%
Professional Development               11,389        10,427           962           9.2%
Technical Support                      14,704        14,927          (223)         (1.5%)
                                      -------       -------       -------        ------
Core revenue                           66,011        57,863         8,148          14.1%
Non-core revenue:
 Compass Hardware business              2,483         6,165        (3,682)        (59.7%)
                                      -------       -------       -------        -------
Consolidated revenue                  $68,494       $64,028       $ 4,466           7.0%
                                      =======       =======       =======        =======


WRC Media consolidated EBITDA (excluding unrestricted subsidiaries- see footnote 1 below) for the year ended December 31, 2001 of $56.2 million was significantly ahead of prior year by $5.3 million or 10.5%. The improved profitability compared to prior year was primarily driven by increased sales of CompassLearning(TM)'s software and ongoing rationalization of the business.

Net loss decreased by $13.5 million, or 21.8%, to $48.5 million compared to $62.0 million last year, primarily as a result of a $10.0 million decrease in non-cash amortization expenses for intangible assets, and $3.4 million increase in operating income before amortization expense.

As of December 31, 2001, WRC Media Inc.'s cash balance was $8.9 million (which included $2.8 million of cash restricted to fund WRC Media's unrestricted subsidiary and its investment in ThinkBox Inc.) and consolidated debt was $279.7 million. During the year ended December 31, 2001, WRC Media Inc. made scheduled principal payments of $4.6 million on its senior credit facilities and as of December 31, 2001, there were no outstanding advances under our revolving credit facility. Capital expenditures (including prepublication costs) for the year ended December 31, 2001 were $11.2 million.
-------------------------------------------------------------------------------
Footnote 1: Given the projected near-term financial performance of ChildU(TM)
            and ThinkBox(TM), WRC Media designated ChildU(TM) and ThinkBox(TM). "Unrestricted Subsidiaries" under its Credit Agreement so as to: (i) exclude them from all the negative covenants in the Credit Agreement, including the financial covenants, and from agreed upon affirmative covenants, representations and warranties and events of default; and (ii) Permit additional investments in ChildU(TM) and ThinkBox(TM) by WRC Media and its subsidiaries in excess of the acquisition funding requirements to fund operations, if necessary. As a result of the above-mentioned designation, ChildU(TM) and ThinkBox(TM) financial performance will not be reflected in any covenant calculations. Accordingly, Consolidated EBITDA (before unrestricted subsidiaries) is defined as WRC Media consolidated EBITDA excluding the EBITDA loss contributed by its unrestricted subsidiaries - ChildU(TM) and its investment in ThinkBox(TM).

                                  * * * * * * *

WRC Media Inc., a leading publishing and media company, creates and distributes innovative supplementary educational materials for the school, library, and home markets. WRC Media's product suite includes some of the best-known brands in education, recognized for their consistent high quality and proven effectiveness. WRC Media Inc. has two principal operating units:

The Assessment, Curriculum and Electronic Group is comprised of American Guidance Service, Inc. (AGS(R)), CompassLearning, Inc. and ChildU, Inc.

       AGS(R) is a leader in producing highly reliable and valid behavior, ability, achievement, and speech-language assessments for all ages. The company also publishes a variety of high-interest, low-reading-level textbooks for middle and high school students, as well as curriculum-based assessment software and test preparation programs.

       CompassLearning(TM) is the leader in research-driven, standards-based digital-learning solutions that provide choices to help teachers manage student performance, personalize learning, and connect communities of learners. With over 7,000 hours of curriculum and instruction, more than 20,000 schools use CompassLearning(TM) solutions.

       ChildU(TM) is a leading developer and provider of Internet-delivered curriculum and management tools. The Learning Odyssey(TM), the primary product line, provides highly engaging and standards-based student activities that make extending the school to the home an anytime, anyplace learning reality.

The Reference and Periodicals Group is comprised of World Almanac Education Group, Weekly Reader Corporation and Lifetime Learning Systems.

       World Almanac Education Group, Inc. publishes the World Almanac(R), the World Almanac for Kids, Facts On File(R) news periodicals and Internet services, Gareth Stevens books, and the Funk & Wagnalls(R) encyclopedia. The company distributes high quality print and electronic education materials to schools and libraries.

       Weekly Reader Corporation publishes Weekly Reader(R) periodicals serving over 7 million school children. It also publishes other branded periodicals and instructional materials, including Teen Newsweek(R), published for middle and high school students.

       Lifetime Learning Systems(R) is the recognized leader in developing customized educational programs. Lifetime's programs are customized for sponsors; including corporations, nonprofit associations and government agencies that have the need to cost effectively convey important public relations and marketing messages to targeted audiences.

Information in this press release contains forward-looking statements, including statements regarding our expectations, beliefs, intentions or strategies that involve a number of risks, uncertainties, and assumptions. Should any of the risks or uncertainties develop into actual events, or our assumptions prove to be inaccurate, actual outcomes and results could differ materially from what is expressed in such forward-looking statements and these developments or inaccuracies could materially and adversely affect our business, financial condition and results of operations. Risks and uncertainties relating to WRC Media's and its subsidiaries' businesses are set forth in the documents and reports filed from time to time with the Securities and Exchange Commission.


Additional links:

www.wrcmedia.com
----------------
www.agsnet.com
--------------
www.compasslearning.com
-----------------------
www.weeklyreader.com
--------------------
www.worldalmanac.com
--------------------
www.worldalmanacforkids.com
---------------------------
www.childu.com
--------------
www.garethstevens.com
---------------------
www.thinkbox.com
----------------
www.lls-online.com
------------------

                                 WRC Media Inc.
              For the three months ended December 31, 2001 and 2000
                                ($ in thousands)




                                                                      Actual                Increase/(Decrease)
                                                            -------------------------    ----------------------
                                                            12/31/2001     12/31/2000         $            %
                                                            ----------     ----------    --------       -------
Revenues
    Weekly Reader                                             $ 18,767      $ 17,627     $  1,140          6.5%
    American Guidance Service                                   11,517        10,394        1,123         10.8%
    World Almanac Education                                     19,914        18,338        1,576          8.6%
    Compass Learning                                            19,747        14,936        4,811         32.2%
    ChildU                                                         393             -          393          -
                                                              --------      --------     --------       ------
Total Revenue                                                   70,338        61,295        9,043         14.8%
Costs and Expenses:
    Operating costs and expenses                                51,733        44,066        7,667         17.4%
    Depreciation                                                   808           759           49          6.5%
                                                              --------      --------     --------       ------
Operating Income before amortization expense                    17,797        16,470        1,327          8.1%
    Amortization of goodwill and other intangibles              12,496        17,033       (4,537)       (26.6%)
                                                              --------      --------     --------       ------
Operating income (loss) after amortization expense               5,301          (563)       5,864       1041.6%
Interest expense                                                 7,789         8,955       (1,166)       (13.0%)
Other, (income)/expense, net                                       667           (81)         748        923.5%
Income taxes                                                       155           436         (281)       (64.4%)
                                                              --------      --------     --------       ------
Net Loss                                                      $ (3,310)     $ (9,873)    $  6,563         66.5%
                                                              ========      ========     ========       ======
EBITDA
    Net Loss                                                  $ (3,310)     $ (9,873)    $  6,563         66.5%
    Depreciation and amortization of intangibles                13,304        17,792       (4,488)       (25.2%)
    Income taxes                                                   155           436         (281)       (64.4%)
    Interest expense                                             7,789         8,955       (1,166)       (13.0%)
    Non-cash, non-recurring charges                                  -             9           (9)      (100.0%)
                                                              --------      --------     --------       ------
EBITDA                                                          17,938        17,319          619          3.6%
    Add: ChildU EBITDA loss                                      1,497             -        1,497          -
    Add: Thinkbox EBITDA loss                                      464             -          464          -
                                                              --------      --------     --------       ------
EBITDA (excluding unrestricted subsidiaries)                  $ 19,899      $ 17,319     $  2,580         14.9%
                                                              ========      ========     ========       ======


                                 WRC Media Inc.
                  For the year ended December 31, 2001 and 2000
                                ($ in thousands)


                                                                       Actual              Increase/(Decrease)
                                                              ------------------------    ---------------------
                                                              12/31/2001    12/31/2000        $            %
                                                              ----------    ----------    ---------     -------
 Revenues
     Weekly Reader                                             $  47,328     $  45,736    $   1,592        3.5%
     American Guidance Service                                    56,824        53,972        2,852        5.3%
     World Almanac Education                                      58,013        55,111        2,902        5.3%
     Compass Learning                                             68,494        64,028        4,466        7.0%
     ChildU (see footnote 1)                                         810             -          810        -
                                                               ---------     ---------    ---------      -----
 Total Revenue                                                   231,469       218,847       12,622        5.8%
 Costs and Expenses:
     Operating costs and expenses                                177,431       168,659        8,772        5.2%
     Depreciation                                                  3,227         2,789          438       15.7%
                                                               ---------     ---------    ---------      -----
 Operating Income before amortization expense                     50,811        47,399        3,412        7.2%
     Amortization of goodwill and other intangibles               63,757        73,731       (9,974)     (13.5%)
                                                               ---------     ---------    ---------      -----
 Operating loss after amortization expense                       (12,946)      (26,332)      13,386       50.8%
 Interest expense                                                 33,319        35,315       (1,996)      (5.7%)
 Other, (income)/expense, net                                      1,581          (266)       1,847      694.4%
 Income taxes                                                        658           635           23        3.6%
                                                               ---------     ---------    ---------      -----
 Net Loss                                                      $ (48,504)    $ (62,016)   $  13,512       21.8%
                                                               =========     =========    =========      =====
EBITDA
     Net Loss                                                  $ (48,504)    $ (62,016)   $  13,512       21.8%
     Depreciation and amortization of intangibles                 66,984        76,520       (9,536)     (12.5%)
     Income taxes                                                    658           635           23        3.6%
     Interest expense                                             33,319        35,315       (1,996)      (5.7%)
     Non-cash, non-recurring charges                                   -           437         (437)    (100.0%)
                                                               ---------     ---------    ---------      -----
 EBITDA                                                           52,457        50,891        1,566        3.1%
     Add: ChildU EBITDA loss                                       2,909             -        2,909        -
     Add: Thinkbox EBITDA loss                                       875             -          875        -
                                                               ---------     ---------    ---------      -----
 EBITDA (excluding unrestricted subsidiaries)                  $  56,241     $  50,891    $   5,350       10.5%
                                                               =========     =========    =========      =====


 Footnote 1: ChildU revenues represent activity for the period from date of acquisition (May 9, 2001) through December 31, 2001.